Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT dated as of April 5, 2007, is made by and between Merisant Company, a Delaware corporation (the “Company”), and Diana S. Ferguson (the “Executive”).

WHEREAS, the Company desires to employ the Executive as Chief Financial Officer, Executive Vice President, Finance, of the Company, upon and subject to the terms and conditions set forth herein, and the Executive wishes to accept such employment upon and subject to such terms and conditions; and

WHEREAS, it is contemplated that the Executive will commence her employment with the Company on April 16, 2007, or such other date as the parties may mutually agree (the “Effective Date”).

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1.                                       Employment.

(a)                                  The Company hereby employs the Executive and the Executive hereby accepts such employment upon and subject to the terms and conditions of this Agreement from the Effective Date until the third annual anniversary of the Effective Date, unless the Executive’s employment is earlier terminated pursuant to Section 4 (such period referred to as the “Initial Term”).  As of the conclusion of the Initial Term, the period of employment shall automatically be extended on the same terms and conditions as set forth in this Agreement for successive one-year periods unless and until either: (i) a party gives the other party no less than sixty (60) calendar days’ advance written notice prior to the end of the Initial Term or any such one-year extension period that the party will not further extend the Initial Term or such one-year extension period (as applicable), or (ii) either party terminates the Executive’s employment in accordance with Section 4.  The Initial Term and any and all extensions thereof (or partial extension in the event of an earlier termination pursuant to Section 4), if any, shall be collectively referred to as the “Employment Period.”

(b)                                 The Executive covenants, represents and warrants that: (i) the execution, delivery and complete performance of this Agreement by her does not and will not breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which she is bound; and (ii) she is not a party to or bound by any employment or services agreement, confidentiality agreement, non-competition agreement, other restrictive covenant, or other obligation or agreement that would or could prohibit or restrict her from being employed by the Company or from performing any of her duties under this Agreement.

2.                                       Position, Duties and Responsibilities.  The Company shall employ the Executive during the Employment Period as its Chief Financial Officer, Executive Vice President, Finance, reporting to the Chief Executive Officer, and the Executive shall serve in the same capacity for Merisant Worldwide, Inc., Merisant US, Inc., Whole Earth Sweetener Company LLC and Merisant Foreign Holdings I, Inc. for no additional compensation. During the Employment Period, the Executive shall perform the duties assigned to her hereunder faithfully, with the utmost loyalty, to the best of her abilities and in the best interests of the Company; shall devote her full business time, attention and effort to the affairs of the Company; and shall not engage in any other business activities (whether or not for gain, profit, or other pecuniary advantage) or any other actions which she knows or reasonably should know could harm the business or reputation of the Company or any of its affiliates or other related entities. Subject to the powers, authority and responsibilities vested in the Company’s Board of Directors (the “Board”) and in duly constituted committees of the Board, the Executive shall have the authority and responsibility to direct the management and operation of the Company and shall also perform such other duties on behalf of the Company and its affiliates and other related entities, consistent with her title and duties above, as the Board or Chief Executive Officer may from time to time authorize or direct; provided, the Executive may engage in activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, and management of personal investments, to the extent that such other activities do not interfere with the performance of Executive’s duties under this Agreement, or conflict with the Code of Business Conduct and Ethics of the Company or violate the terms of any of the covenants provided in Section 5 hereof.   Notwithstanding the forgoing, the Company agrees that the Executive shall be permitted to continue to serve as a director on the boards of directors of Franklin Electric and Integrys Energy Group to the extent that such directorships do not interfere with the performance of Executive’s duties under this Agreement, or conflict with the Code of Business Conduct and Ethics of the Company or violate the terms of any of the covenants provided in Section 5 hereof.

3.                                       Compensation and Benefits.

(a)                                  Base Salary.  During the Employment Period, the Company shall pay to the Executive a base salary at the gross rate of $300,000 per annum, less required and authorized withholding and deductions (the “Base Salary”), payable in installments in accordance with the Company’s executive payroll policy.  The Base Salary shall be reviewed annually, at the same time as for other senior officers of the Company, and increased, as determined by the Board in its discretion, but not decreased except as part of an across-the-board reduction in senior officer base salaries consistent with (on a percentage basis) reductions applicable to other senior officers of the Company, and any such increased (or decreased) amount shall be the Executive’s “Base Salary” for all purposes hereunder thereafter.

(b)                                 Signing Bonus.  The Company shall pay to the Executive a bonus of $150,000, less required and authorized withholding and deductions, payable to the Executive with the first installment of the Executive’s Base Salary immediately following the Effective Date.

(c)                                  Incentive Bonuses.  Subject to Section 4, commencing with calendar year 2007 and during each calendar year of the Employment Period thereafter, the Executive also will be eligible to receive an annual cash incentive bonus in accordance with the Company’s Annual Incentive Plan or other annual bonus plan, as applicable, as determined by the Compensation Committee of the Board, in its sole discretion, with a target bonus opportunity as a percentage of Base Salary not less than 100% (the “Annual Incentive Bonus”).  Notwithstanding, the Executive’s Annual Incentive Bonus attributable to calendar year 2007 shall be equal to not less than the gross amount of $150,000 (“Guaranteed Bonus”), to be paid at such time as the date on which the cash incentive bonus is paid to other executives of the Company but no later than April 1, 2008 (less required and authorized withholding and deductions).  The Executive also will be eligible to receive cash incentive bonuses in accordance with the Company’s 2007 Supplemental Incentive Plan with target bonus opportunities of $150,000 in the aggregate (the “Supplemental Incentive Bonus”), and shall be eligible to participate in similar supplemental incentive bonuses in subsequent years, as determined by the Compensation Committee of the Board, in its sole discretion.   The Annual Incentive Bonus in respect of any fiscal year shall be paid in accordance with the procedures specified by the Compensation Committee, but in no event later than ninety (90) days after the end of each fiscal year.

(d)                                 Share Appreciation Rights Plan.  The Executive shall be deemed an eligible participant in the Merisant Worldwide, Inc. 2005 Share Appreciation Rights Plan (the “2005 SAR Plan”), and the Executive will be granted 108,687.38 First Level Share Units, 111,102.60 Second Level Share Units and 165,043.75 Third Level Share Units under the 2005 SAR Plan.  If the 2005 SAR Plan is terminated and Merisant Worldwide or its successor adopts a restricted stock, stock option or other equity-based incentive plan, the Executive will receive an equivalent interest under any such successor plan.

(e)                                  Employee Benefits.  During the Employment Period, the Executive shall be eligible to participate in such executive compensation and deferred compensation plans, such employee benefit plans (including group health, retirement and non-qualified retirement programs), and to receive such other fringe benefits and perquisites, as the Company may make available to senior executives generally, subject to all present and future terms and conditions of such executive compensation and deferred compensation plans, benefit plans and other fringe benefits and perquisites.   The Company reserves the right in its sole discretion to alter, suspend, amend, or discontinue any and all of its employee and fringe benefits, benefit plans, policies and procedures, in whole or in part, at any time with or without notice, provided that the Company will not make any change to the Executive’s employee or fringe benefits that it does not also make on a consistent basis for other senior executives of the Company.

(f)                                    Vacation.  The Executive shall receive four weeks of paid vacation per calendar year (prorated as appropriate for any partial calendar year).  Up to two (2) weeks per calendar year of earned but unused vacation time may be carried over from year to year.

(g)                                 Business Expenses.  The Company shall reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of the Executive’s duties in accordance herewith during the Employment Period, and provide such other facilities or services as the Company and the Executive may, from time to time, agree are appropriate, in each case in accordance with the Company’s policies established from time to time for senior officers of the Company and conditioned upon receipt of appropriate documentation for such business expenses.

4.                                       Termination.

(a)                                  Notwithstanding anything to the contrary in this Agreement, the Executive’s employment shall automatically terminate upon the Executive’s death, the Company may immediately terminate the Executive’s employment for Cause or Incapacity (as defined below) effective upon written notice to the Executive, and the Executive may voluntarily terminate her employment at any time for any reason effective upon sixty (60) days’ prior written notice to the Company.  In the event of any such termination, the Executive shall receive her Accrued Benefits and shall not be entitled to any other amounts from the Company.  Executive’s “Accrued Benefits” are (i) any earned but unpaid base salary through the last day of the Period of Employment, (ii) any earned but unpaid annual cash bonus or other incentive award for the fiscal year prior to the fiscal year during which the Period of Employment ends, (iii) any accrued but unpaid vacation pay, (iv) any reimbursable business expenses or unpaid perquisites through the last day of the Employment Period, (v) any vested benefits, including performance awards under Company incentive plans, through the last day of the Employment Period in accordance with the Company’s employee benefit plans or programs and executive compensation and deferred compensation plans, and (vi) any benefit continuation or conversion rights in accordance with the Company’s employee benefit plans or programs.  The Executive shall also be paid her Guaranteed Bonus if unpaid at the time and the effective termination date is a date after December 31, 2007.  Executive’s Accrued Benefits shall be paid in a lump sum within thirty days after the date of termination, except that Accrued Benefits payable pursuant to clause (ii), and any Guaranteed Bonus shall be paid when bonuses are paid to other senior executives, and amounts payable pursuant to clause (v) and (vi) shall be paid in accordance with the applicable plan.

(i)                                     “Incapacity” means such physical or mental condition of the Executive which renders and is expected to render the Executive incapable of performing the essential functions of her position hereunder with or without reasonable accommodation for 180 calendar days (whether consecutive or not) within any 360-calendar-day period, as determined in good faith by the Board upon consultation with Executive’s chosen physician, and, in its discretion, a physician selected by the Board.  The Executive hereby agrees to submit to any reasonable medical examination(s) as may be recommended by the Company’s selected physician for the purpose of determining the existence or absence of Incapacity.  Executive also authorizes any physician, surgeon, or other person attending or caring for Executive to discuss Executive’s case fully and frankly with one or more members of the Board and to disclose to such member or members of the Board any and all information the Board considers reasonable, necessary, or desirable to evaluate Executive’s condition.  If Executive’s physician, surgeon, or other person attending or caring for Executive disagrees with a conclusion reached by the Board that Executive’s physical or mental condition renders the Executive incapable of performing the essential functions of her position hereunder with or without reasonable accommodation, Executive’s physician and Board’s physician shall jointly agree on the selection of an independent third physician to administer all reasonable medical examinations as such third-party physician deems required for the purpose of determining the existence or absence of

Incapacity.  Executive hereby agrees to submit to all reasonable medical examination(s) recommended by such third-party physician.  If such third-party physician and Company’s physician both render their professional opinion that Executive suffers from Incapacity as defined in this paragraph, the Board shall be justified in concluding that Executive is so incapacitated and shall terminate Executive’s employment under the provisions of this paragraph.

(ii)                                  “Cause” means any of the following conduct by the Executive, as determined in good faith by the Board: (I) embezzlement, misappropriation of corporate funds, fraud, or other material acts of dishonesty; (II) conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any such felony or misdemeanor; (III) engaging in illegal conduct or gross misconduct which causes financial or reputational harm to the Company or any of its affiliates or other related entities; (IV) refusal to perform or continued willful disregard of her duties and responsibilities (other than due to any failure resulting from incapacity due to physical or mental illness or injury), (V) material breach of any written policy of the Company or a subsidiary, including the Company’s Code of Business Conduct and Ethics, as in effect or amended from time to time; (VI) breach or threatened breach of Section 5 of this Agreement (including without limitation any provision of Exhibit A hereto); (VII) material breach of any other provision of this Agreement; or (VIII) violation of any statutory or common law duty of loyalty to the Company or any of its affiliates or other related entities.  Notwithstanding the foregoing, the Company shall not terminate the Executive’s employment pursuant to subparts (III), (IV), or (VII) of this Section 4(a)(ii) unless the Company first gives the Executive notice in reasonable detail describing the basis for such “Cause” and a reasonable period of time, which shall in no event be less than thirty (30) days, to cure any such grounds for termination (provided that no such notice and cure shall be required as to any such grounds that are not reasonably susceptible to a cure under the circumstances).  For purposes of this Section 4(a)(ii), acts or omissions of the Executive shall not be considered “willful” if done or omitted by the Executive in good faith and with a reasonable belief that such conduct is in the best interests of the Company.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Company may terminate the Executive’s employment for any reason other than Incapacity or Cause or for no reason at any time by written notice to the Executive, at which time the Executive shall be entitled to receive an amount (“Severance”) equal to eighteen (18) months’ Base Salary either through salary continuation or a lump sum payment, or combination thereof, at the Company’s discretion.  If at the time of termination the Executive has health coverage, then the Executive shall be entitled to continuation of her health coverage for eighteen (18) months following the date of termination with premiums charged to her at active employee rates, which coverage shall be concurrent with any COBRA benefits subject to all terms and conditions of the COBRA Act.  The Executive shall receive a pro rata (based on the portion of the year employed) target bonus under the then current annual incentive plan for the year of termination, payable when bonuses are paid to other senior executives.  The Executive shall be entitled to her Accrued Benefits.  Executive shall receive senior executive level outplacement services for a period of twelve (12) months provided by an outplacement firm selected by the Executive and approved by the Company (such approval not to be unreasonably withheld) and paid for by the Company.  The receipt of separation payments by the Executive pursuant to this Section 4(b) shall be subject to Section 4(e) herein.

(c)                                  Executive may terminate her employment for Good Reason.  If the Executive should terminate the Executive’s employment for Good Reason, the Executive will be entitled to the separation payments set forth in Section 4(b) above. The receipt of separation payments by the Executive pursuant to this Section 4(c) shall be subject to Section 4(e) herein.

(i)                                     “Good Reason” means the occurrence of any of the following without the Executive’s express written consent:  (i) a reduction by the Company in Executive’s base salary or target bonus opportunity as in effect on the date of this Agreement or, in the event of a Change in Control, as in effect immediately prior to the Change in Control, it being understood that a change in the performance criteria applicable under any bonus plan (provided that such change, to the extent applicable, affects executives of the Company generally), shall not be Good Reason hereunder; (ii) the Company’s failure to keep in effect retirement, health and welfare benefits plans, and executive compensation plans under which Executive is eligible to receive benefits substantially similar in value in the aggregate to the benefits Executive is eligible to receive under such plans as of the date of this Agreement or, in the event of a Change in Control, the day prior to the effective date of the Change in Control, it being understood that a change in the performance criteria (provided such change is not applicable solely to the Executive) applicable for awards under any incentive or bonus plan, shall not be Good Reason hereunder, (iii) the Company’s requiring Executive to be based anywhere more than fifty (50) miles from where Executive’s principal place of employment is located on the date of this Agreement; (iv) any change in the reimbursement policy set forth in Section 3(g) as in effect on the date hereof; (v) a change in the duties or reporting responsibilities of Executive that is inconsistent in any substantial adverse respect with Executive’s positions, duties or responsibilities as in effect on the effective date of this Agreement or, in the event of a Change in Control, immediately prior to the Change in Control (including any material adverse diminution of such duties or responsibilities); provided, however, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer having publicly traded securities and does not involve any other event set forth in this paragraph; and (vi) failure by Company to obtain a satisfactory agreement from any Successor (as defined in Section 8) to assume and agree to perform this Agreement as provided in Section 8.  Notwithstanding the foregoing, the Executive shall not be deemed to have terminated the Period of Employment for Good Reason unless the Executive gives written notice to the Company stating in reasonable detail the events which constitute Good Reason, such notice to be given within the later of (i) thirty (30) days of the occurrence of such event or (ii) the date the Executive knows of the event constituting Good Reason and, if such failure or breach is reasonably susceptible to cure, the Company does not effect a cure within such thirty (30) day period.

(ii)                                  “Change in Control” means either:

(1)                                  acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, within the meaning of Rule

13d-3 promulgated under the Exchange Act, of more than fifty percent (50%) of either (x) the then outstanding shares of common stock of Merisant Worldwide, Inc. (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding securities of Merisant Worldwide, Inc., entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Merisant Worldwide, Inc., if a majority of the Incumbent Board (as such term is defined below) approves a resolution expressly providing that such acquisition does not constitute a Change in Control under this clause (A) (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Merisant Worldwide, Inc.); (B) any acquisition by Merisant Worldwide, Inc., or a corporation controlled by Merisant Worldwide, Inc.; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by Merisant Worldwide, Inc.; (D) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities; or (E) any acquisition by any corporation pursuant to a transaction that complies with clauses (x), (y) and (z) of subsection (3) of this definition; provided further, that for purposes of clause (B), if any Person other than Merisant Worldwide, Inc., or any employee benefit plan (or related trust) sponsored or maintained by Merisant Worldwide, Inc., or any corporation controlled by Merisant Worldwide, Inc., shall become the beneficial owner within the meaning of Rule 13d-3 promulgated under the Exchange Act (the “Beneficial Owner”) of more than fifty percent (50%) of the Outstanding Common Stock or of the Outstanding Voting Securities by reason of an acquisition by Merisant Worldwide, Inc., and such Person shall, after such acquisition by the Company, become the Beneficial Owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such Beneficial Ownership is publicly announced, such additional Beneficial Ownership shall constitute a Change in Control;  or

(2)                                  individuals who, as of the date of this Agreement, constitute the Board of Directors of Merisant Worldwide, Inc. (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Merisant Worldwide, Inc., subsequent to the date of this Agreement, whose election, or nomination for election by the Merisant Worldwide, Inc.’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; or

(3)                                  consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Merisant Worldwide, Inc. (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (x) all or substantially all of the individuals or entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own within the meaning of Rule 13d-3 promulgated under the Exchange Act (“Beneficially Own”) directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation that as a result of such transaction owns all or substantially all of the outstanding stock of  the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (y) (1) no Person (other than the Company or a corporation controlled by the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, or any Person that Beneficially Owned, immediately prior to such Corporation Transaction, directly or indirectly, more than fifty percent (50%) of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will Beneficially Own, directly or indirectly, more than fifty percent (50%) of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (2) individuals who were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or (z) consummation of a plan of complete liquidation or dissolution of the Company.

(d)                                 The Executive understands and agrees that the termination of her employment due to the expiration of the Employment Period following a notice by the Company pursuant to Section 1(a) that the Company will not extend (or further extend) the Employment Period (a “Non-Renewal”) shall not constitute or be considered a termination pursuant to Section 4(a) or 4(b), and shall entitle the Executive to her Accrued Benefits and no other amounts; provided, if the Company gives Executive notice of Non-Renewal and Executive’s employment is terminated by the Company on or after the resulting expiration of the Employment Period, then Executive shall receive a pro rata (based on the portion of the year employed) target bonus for the year of such termination, payable when bonuses are paid to other senior executives.

(e)                                  Notwithstanding any of the foregoing to the contrary, if during the period that commences upon a Change in Control and ends eighteen (18) months after a Change in Control, the Company should terminate the Employment Period without Cause or the Executive should terminate the Period of Employment for Good Reason, the Executive shall be entitled to the same separation payments and benefits as provided under paragraphs (b) and (c) of this Section 4, subject to the following modifications: (i)  the Severance shall be paid in a lump sum within thirty (30) days following the Executive’s termination of employment; and (ii) the pro rata bonus referred to in paragraph (b) shall (x) be paid within thirty (30) days following the Executive’s termination of employment and (y) be based on the Executive’s target bonus under the Company’s Annual Incentive Plan or other annual bonus plan for the fiscal year in which the Executive’s termination of employment occurs.  Notwithstanding anything in the above to the contrary, amounts shall also be payable under this paragraph (e) if such termination occurs prior to a Change in Control and it is reasonably demonstrated by the Executive that such termination of employment (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (y) otherwise arose in connection with or in anticipation of a Change in Control.

(f)                                    As a condition of the receipt of the separation payments and benefits under paragraphs (b),  (c), (d) and (e) of this Section, the Executive must execute a separation agreement, in form and substance reasonably satisfactory to the Company and the Executive, containing provisions under which the parties (i) release each other, including the Company, its subsidiaries and the officers, employees and agents of Company and its subsidiaries, from all liability arising out of, or in connection with Executive’s employment and termination of employment with the Company and (ii) agree not at any time to publicly denigrate, ridicule or intentionally criticize each other including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the news media; provided, however, that nothing herein shall prohibit the Company or Executive from making disclosure to tax or legal counsel or disclosure reasonably required under the federal securities laws and the rules of the Securities and Exchange Commission promulgated thereunder and the rules of any stock exchange or national securities market on which the Company’s securities are traded.  If an arbitrator determines that the Executive has materially breached the terms of such separation agreement, the Company may immediately cease all payments to the Executive under this Agreement, may seek recovery of payments received by the Executive under this Agreement and shall be entitled to monetary damages and an injunction, restraining order or other equitable relief restraining any such material breach.  If an arbitrator determines that the Company, its subsidiaries or the officers, employees and agents of the Company have materially breached the terms of such separation agreement, the Executive shall be entitled to monetary damages and an injunction, restraining order or other equitable relief restraining any such material breach.

(g)                                 Any termination of the Executive’s employment shall automatically effectuate the Executive’s removal from any and all officer positions that the Executive then holds with the Company as of the effective termination date.  Any and all payments to the Executive under this Agreement shall be reduced by required or authorized withholding and deductions.

(h)                                 The Executive shall be entitled to all benefits (including incentive awards and severance) provided to senior executives of the Company (excepting the Chief Executive Officer) in the event of a Change of Control.

(i)                                     Upon termination of the Period of Employment, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.  Amounts due to the Executive under this Agreement shall not be subject to offset by the Company for any claims the Company may have against the Executive, unless otherwise specifically agreed to in writing by the Executive.

(j)                                     If the Executive incurs an excise tax imposed on “excess parachutes payments” under Internal Revenue Code Section 4999, as defined in Section 280G of the Code or any additional tax under Section 409A of the Code, in each case on account of any amount paid or payable to, or for the benefit of, the Executive by the Company or its stockholders or affiliates in respect of obligations of the Company, in each case, in respect of this

Agreement or any of the Company’s incentive and benefit plans, then the Company shall pay the Executive, within ten days prior to the date payable by Executive, an amount equal to the sum of (x) the excise taxes (penalties and interest, other than if caused solely by Executive’s inaction in filing or untimely payment) payable on such excess parachutes payments, plus (y) an additional amount such that after payment of all taxes (penalties and interest, other than if caused solely by Executive’s inaction in filing or untimely payment) on such additional amount there remains a balance sufficient to pay taxes actually due and payable on the tax referred to in clause (x). References to “excise tax” and “taxes” in this Section 4(j) shall also mean all penalties and interest thereon, other than such penalties and interest incurred by Executive solely by her inaction in filing or untimely payment.

5.                                       Confidentiality.  By her execution of this Agreement, the Executive hereby agrees to abide by the Confidentiality Agreement attached as Exhibit A hereto and hereby made a part of this Agreement.  In the event of any conflict between the main body of this Agreement and Exhibit A, the provisions of the main body of this Agreement shall control (including, without limitation, (i) that the duration of the post-employment covenants under Section 6(a) and 6(b) shall control over the two-year duration of such similar covenants in Exhibit A and (ii) the limitation of the covenant under Section 6(a) to the Competitive Enterprises in Exhibit B (as in effect from time to time) shall control over the definition of “Competitive Work” in Exhibit A). The Executive acknowledges and agrees that a breach of any provision of this section (including without limitation any provision of Exhibit A) will result in immediate and irreparable harm to the Company and its affiliates and other related entities for which full damages cannot readily be calculated and for which damages are an inadequate remedy.  Accordingly, the Executive agrees that the Company and its affiliates and other related entities shall be entitled to injunctive relief to prevent any such actual or threatened breach or any continuing breach by the Executive (without posting a bond or other security), without limiting any other remedies that may be available to them.

6.                                       Non-Competition And Non-Solicitation Agreement

(a)                                  Non-Compete.

Without the consent in writing of the Board, during the Period of Employment and for the period of eighteen (18) months following termination of employment, the Executive will not permit the Executive’s name to be used by, or engage in, or carry on, directly or indirectly, either for the Executive or as a member of a partnership or as a stockholder, member, manager, investor, officer or director of a corporation, limited liability company or similar entity or as an employee, agent, associate or consultant of any person, partnership, corporation, limited liability company or similar entity, any business in competition with the business carried on by the Company or any of its subsidiaries within the geographical areas in which the Company or its subsidiaries are conducting their business operations or providing services as of the date of the Executive’s termination of employment (a “Competitive Enterprise”). The names of the Competitive Enterprises as of the date of this Agreement are set forth on Exhibit B. The Company shall furnish the Executive with an updated Exhibit B at least annually, provided, however, that in no event shall the number of Competitive Enterprises exceed ten (10) such

Competitive Enterprises.  Notwithstanding the preceding sentence, the Executive shall not be prohibited from owning less than five percent (5%) of the equity of any publicly traded entity.

(b)                                 Non-Solicitation.

Without the consent in writing of the Board (which consent shall be in the sole discretion of the Board), during the Period of Employment, and for the period of eighteen (18) months following termination of employment by the Company without Cause or by the Executive for any reason, or for the period of eighteen (18) months following termination of employment for any other reason, the Executive shall not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Customer to transact business with a  Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Customer that would cause the Executive to be a Competitive Enterprise, (iii) interfere with or damage any relationship between the Company and a customer or (iv) Solicit anyone who is then an executive of the Company (or who was an executive of the Company on the date of the Executive’s termination of employment or within the prior eighteen (18) months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

For purposes of this Agreement, (i) a “Customer” means any customer or prospective customer of the Company or its subsidiaries to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive’s relationship or continued employment with the Company or its subsidiaries, and (ii) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

(c)                                  Effect Of Material Breach.  In the event the Executive materially breaches the provisions of paragraphs (a) or (b) of this Section 6, the Company may immediately cease all payments to the Executive under this Agreement, may seek recovery of payments received by the Executive under this Agreement and shall be entitled to seek an injunction, restraining order or other equitable relief restraining any such material breach, and monetary damages for such material breach; provided, however, that nothing in the preceding shall prohibit or otherwise impact the Executive’s right or ability to dispute that a material breach has occurred.

7.                                       Notices.  Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to the attention of General Counsel, Merisant Company, 10 S. Riverside Plaza, Suite 850, Chicago, IL 60606; and (b) if to the Executive, to Diana S. Ferguson, 270 East Pearson Street, #803, Chicago, Illinois 60611, or at her last residence address identified on the payroll records of the Company.  All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by facsimile with confirmation of receipt, (iii) by certified mail, return receipt requested, or (iv) by express courier service, and shall be effective upon personal delivery, upon confirmation of receipt of facsimile transmission, upon the fourth day after mailing by certified mail, or upon the second day after sending by express courier service from within the United States.

8.                                       Assignment.  This Agreement is enforceable by the Company and its affiliates and other related entities and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, affiliate or other related entity of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.  The Executive may not assign any of her rights or obligations under this Agreement.  The Company shall cause any successor to expressly assume and agree, in writing delivered to Executive, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place, and failure to do so shall be grounds for Executive to voluntarily terminate her employment at any time within thirty days thereafter which termination shall be treated for all purposes as termination for Good Reason (and other than due to Incapacity).

9.                                       Mediation and Arbitration.

(a)                                  Except for claims or disputes under Section 5 or Exhibit A, the Executive and the Company agree that, to the extent permitted by law, all claims or disputes arising out of or relating to this Agreement, the parties’ employment relationship, or the termination of such relationship that may exist or arise between the Executive and the Company, or any subsidiary, parent, affiliate, other related entity, benefit plan, successor or permitted assign of the Company, or any owner, director, officer, member, employee, owner, shareholder, agent, or representative of any of them (in their respective capacities as such) shall in the first instance be submitted for non-binding mediation in Chicago, Illinois, in accordance with the Employment Mediation procedures of the American Arbitration Association (“AAA”) (as in effect or amended from time to time) not later than thirty (30) days after any such dispute arises.  Company and Executive agree that all applicable statutes of limitation shall be tolled during the mediation process.  In no event, however, shall either party be required to refrain from initiating arbitration as detailed in paragraph 9(b) below if the parties have been unable to arrive at settlement within thirty (30) days following the initial meeting of the parties with the mediator.

(b)                                 Except for claims or disputes under Section 5 or Exhibit A, the Executive and the Company agree that, to the extent permitted by law, all claims or disputes arising out of or relating to this Agreement, the parties’ employment relationship, or the termination of such relationship that may exist or arise between the Executive and the Company, or any subsidiary, parent, affiliate, other related entity, benefit plan, successor or permitted assign of the Company, or any owner, director, officer, member, employee, owner, shareholder, agent, or representative of any of them (in their respective capacities as such) shall be submitted for binding arbitration in Chicago, Illinois and resolved by a member of a Chicago, Illinois arbitration panel (or by such other arbitrator or in such other place to which the parties agree) in accordance with the National Rules for the Resolution of Employment Disputes of the AAA (as in effect or amended from time to time), except as set forth below.  Claims subject to arbitration hereunder include without limitation claims by the Executive for employment discrimination, harassment, retaliation, wrongful termination or defamation under any federal, state, or local law, regulation, ordinance, or executive order or under common law, and further include without limitation claims under any of the following statutes (as in effect or amended from time to time): the Illinois Human Rights Act, the Chicago and Cook County Human Rights Ordinances, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act and the Employee Retirement Income Security Act.

(c)                                  Notwithstanding the fact that the Company and the Executive have entered into this individually negotiated Employment Agreement, the cost of arbitration shall be allocated according to the AAA’s rules for allocating the cost of arbitration pursuant to an employer-promulgated plan. If the Executive prevails in an arbitration proceeding against the Company instituted pursuant to Section 9(b), then the Company shall reimburse the Executive for all reasonable legal fees and disbursements incurred by the Executive in connection with such arbitration proceeding promptly after receipt of reasonably detailed invoices relating thereto.

(d)                                 The arbitrator shall have no power to modify the provisions of this Agreement (except pursuant to Section 14 herein or Exhibit A), or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in Chicago, Illinois or that was not requested by a party to the claim or dispute, and the jurisdiction of the arbitrator is limited accordingly.  The arbitrator shall apply the substantive internal law of the state of Illinois, except as otherwise required by law.  The arbitrator’s decision or award shall be final and binding, and judgment thereupon may be entered in any Illinois or other court having jurisdiction thereof.

(e)                                  Notwithstanding the foregoing, the Company may in its discretion immediately pursue any and all available legal and equitable remedies for the Executive’s violation of any provision of Section 5 or Exhibit A in any court of competent jurisdiction.

10.                                 Amendment And Waiver.  This Agreement may not be amended orally and may only be amended by written instrument signed by both parties (subject to Section 14 herein and Exhibit A).  A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

11.                                 Governing Law. This Agreement shall be governed by the internal laws of the state of Illinois, without regard to its conflict of laws rules.

12.                                 Headings; Construction.  The Section headings used herein are for convenience of reference only and are not to be considered in construction of the provisions of this Agreement.  The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

13.                               Entire Agreement and Survival. This Agreement (including Exhibit A and Exhibit B hereto) contains the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous negotiations, understandings or agreements between the parties, whether written or oral, with respect to such subject matter.  Sections 4 through 17 herein and Exhibit A and Exhibit B to this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period or the Executive’s employment.

14.                                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.                                 Condition Precedent.  This Agreement and the Executive’s employment hereunder will not be effective unless and until the Board duly approves this Agreement and each of the Boards of Directors of the Company, Merisant Worldwide Inc., and Merisant Company appoints Executive to the position of Chief Financial Officer, Executive Vice President, Finance of each of the corporations.  This Agreement shall be null and void and shall be of no force and effect in the event that the Board does not so approve this Agreement for any or no reason.

16.                                 Fees.  The Company shall pay the legal fees and disbursements incurred by the Executive’s legal counsel in connection with the preparation and negotiation of this Agreement up to a maximum of $10,000 promptly after receipt of reasonably detailed invoices relating thereto.

17.                                 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

18.                                 Inconsistency. In the event of any inconsistency between this Agreement and any other agreement, plan, award or program, this Agreement shall control.

19.                                 Compliance with Section 409A.  Notwithstanding any of the foregoing to the contrary, if any payments of money, delivery of shares of Company stock or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code, such payments, delivery of shares or other benefits (x) shall, if compliance with Section 409A of the Code can be effected by delaying such payments, delivery of shares or other benefits, be delayed until the earliest date on which such payments, delivery of shares or other benefits may be made without causing the application of an accelerated or additional tax under Section 409A of the Code, and (y) if compliance with Section 409A of the Code cannot be effected by delaying such payments, delivery of shares or other benefits, may be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to the Executive, that does not cause such accelerated or additional tax.

20.                                 Indemnification.  The Company shall indemnify and hold Executive harmless to the maximum extent provided under the Company’s charter, by-laws and applicable law and shall enter into an indemnification agreement applicable to its senior officers.  The Company shall insure Executive under a policy of directors and officers liability insurance, during and following termination of employment, to the same extent as it insures the chief executive officer and members of the Board.

The Executive hereby acknowledges that the terms of this Agreement are subject to review from time to time by the Company in order to comply with federal, state and tax laws and regulations.  If it is reasonably necessary, appropriate or convenient to amend the terms of this Agreement in order to comply with such laws and regulations or to otherwise avoid or mitigate a material adverse effect to the Company or the Executive under applicable tax laws and regulations, the Company and Executive will negotiate in good faith to amend this Agreement so long as the economic benefit or obligations under the Agreement will be substantially similar.

THE PARTIES ACKNOWLEDGE BY SIGNING BELOW THAT THEY HAVE READ AND UNDERSTAND THE ABOVE AND INTEND TO BE BOUND THEREBY AS OF THE DATE FIRST WRITTEN ABOVE:

MERISANT COMPANY

By:	/s/ Diana S. Ferguson	By:	/s/ Jonathan W. Cole
	Diana S. Ferguson	Name: Jonathan W. Cole
Title: VP and General Counsel